Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Airgas, Inc.:
We consent to the use of our reports dated May 29, 2007, with respect to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of earnings, cash flows, and changes in stockholders’ equity and financial statement schedule for each of the years in the three-year period ended March 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to the Company’s change in method of accounting for stock-based compensation pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, using the modified prospective transition method effective April 1, 2006, the Company’s adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective April 1, 2006 and the Company’s change in method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations, effective March 31, 2006.
Our report dated May 29, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2007, contains an explanatory paragraph that states that management’s assessment did not extend to the Company’s consolidated affiliate, National Welders Supply Company, Inc. (National Welders), which has been consolidated by the Company in accordance with FIN 46R, Consolidation of Variable Interest Entities. National Welders’ total assets and net sales represent 9% and 7%, respectively, of the related consolidated amounts as of and for the year ended March 31, 2007. Although the Company does receive audited financial statements for National Welders, the joint venture agreement does not permit the Company to dictate, modify or assess the effectiveness of the internal controls of National Welders and the Company does not have the ability in practice to assess those controls. Management’s assessment also did not extend to the U.S. bulk gas business of Linde AG, which was acquired on March 9, 2007, and whose financial statements constitute approximately 15% of total assets and less than 1% of revenues and net income as of and for the year ended March 31, 2007. Our audit of internal control over financial reporting of Airgas, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of National Welders and the U.S. bulk gas business of Linde AG.

/s/ KPMG LLP
Philadelphia, Pennsylvania
September 21, 2007